Exhibit 99.1

For Immediate Release

First Midwest Bancorp Completes Acquisition of

Northern Oak Wealth Management

CHICAGO, IL, January 16, 2019 – First Midwest Bancorp, Inc. (“First Midwest”) today announced it has completed its acquisition of Northern Oak Wealth Management, Inc. (“Northern Oak”), a Milwaukee-based registered investment adviser with approximately $800 million of assets under management. First Midwest announced its intent to acquire Northern Oak on November 8, 2018.

“We are excited to welcome Northern Oak clients and colleagues to First Midwest,” said Bob Diedrich, Executive Vice President and Director of Wealth Management at First Midwest. “We look forward to continuing to meet the financial needs of Northern Oak’s high net worth clients by providing them with a highly personalized client experience, as well as a broad range of private banking and wealth management solutions.”

First Midwest is one of the Midwest’s largest independent wealth management providers, with approximately $11 billion in assets under management and clients across 30 states. The Northern Oak team joins more than 140 colleagues in First Midwest’s Wealth Management business. Northern Oak Chairman Mark Zellmer and President David Becker, who have a combined 46 years of tenure at the firm, are continuing to serve in leadership roles. Northern Oak is operating as a subsidiary of First Midwest.

About First Midwest

First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with over $15 billion in assets and approximately $11 billion in assets under management. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, private banking and trust products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois and eastern Iowa. Visit First Midwest at www.firstmidwest.com.

CONTACTS:

Investors	Media
Patrick S. Barrett	Maurissa Kanter
EVP, Chief Financial Officer	SVP, Director of Corporate Communications
(708) 831-7231	(708) 831-7345
pat.barrett@firstmidwest.com	maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631